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                                                                   EXHIBIT 10.49


                                December 27, 2000

Mr. Jay Margolis
49 Holly Lane
Watermill, New York 11976

Re:  Employment Agreement

Dear Jay:

         This letter will evidence the agreement between you and Reebok International Ltd. ("Reebok" or the "Company") relating to your employment by Reebok effective as of December 18, 2000 (the "Effective Date"). Our agreement is as follows:

         1. YOUR POSITION; DUTIES AND RESPONSIBILITIES. Reebok hereby employs you, and you accept such employment, on the terms and subject to the conditions set out in this Agreement commencing as of December 18, 2000. You are hereby designated during the Employment Term (as defined in Section 2 below) as President of the Specialty Business Group and Executive Vice-President of Reebok. In such capacity, you will have all duties, responsibilities and authorities normally associated with such position, including strategic and operating responsibility for the business conducted in the Rockport Company, Greg Norman Collection, and Ralph Lauren Footwear divisions on a worldwide basis. You will devote your full business time and your best efforts in carrying out the duties, responsibilities and authorities of that position, and you will operate within corporate policies, guidelines, regulations, and strategies, and mutually-agreed budgets and capital authorization levels established by the Board of Directors of the Company or its Chief Executive Officer. You will report directly to the Chief Executive Officer of Reebok (who currently is Paul Fireman). Although your responsibilities as of the Effective Date are as described above, you should understand that changes may occur which result in some operations being removed and some being added to your responsibility, provided that any such changes shall be consistent with the terms of this Agreement.

         You shall not be prevented from accepting positions of responsibility in outside business and charitable organizations, such as directorships of outside business corporations and public charities, subject to the limitation that such activities shall not interfere with your discharge of your responsibilities to Reebok hereunder and shall not include any involvement with any competing enterprise. You will comply with whatever policies are in existence in this regard, including the current policy, which limits senior executives to serving on no more than two (2) for-profit boards of directors.

         2. EMPLOYMENT TERM; EMPLOYMENT "AT WILL" AFTER END OF EMPLOYMENT TERM.

         A. EMPLOYMENT TERM. The term of your employment under this Agreement shall commence as of the Effective Date and will continue until December 31, 2002 (the


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         "Employment Term"). Your employment may be terminated prior to the expiration of the Employment Term pursuant to Section 10 below, but subject to the terms hereof.

         B. CONTINUATION OF EMPLOYMENT AFTER END OF EMPLOYMENT TERM. If you remain in the employ of the Company after the end of the Employment Term,

         (i) your employment with the Company will be on "at will" basis, and

         (ii) except as otherwise provided herein, nothing in this Agreement shall confer upon you any right to continue to receive the compensation and benefits provided in this Agreement after the expiration of the Employment Term; provided, however, that you will be eligible to participate in each of the Company's employee benefit and incentive compensation plans, policies, or arrangements and to receive all fringe benefits and be entitled to all vacations, for which your status and level of employment qualify you in accordance with the Company's usual policies and arrangements and the Employment Terms of such plans, policies and arrangements, including, without limitation, the standard Reebok Severance Policy then in effect, your Reebok Change in Control Agreement, and your Reebok stock option agreement.

         C. SURVIVAL OF CERTAIN PROVISIONS. The following provisions of this Agreement will continue in effect without regard to the termination of your employment or the expiration of the Employment Term: Section 4(v) [relating to the incentive payment in 2003], Section 9 [relating to the modification of certain specified employee agreements], and Sections 12(i) through 12(vii) [relating to certain miscellaneous provisions]. In addition, the Employee Agreement, Non-Competition Agreement, and the Code of Conduct referred to in Section 9 will continue in effect after the termination of your employment with the Company.

         3. BASE SALARY. During the Employment Term, your base salary will be

         (i) from December 18, 2000, up to December 31, 2001, at the annualized rate of $600,000, and

         (ii) from January 1, 2002, up to December 31, 2002, at the annualized rate of $800,000,

         payable in accordance with Reebok's normal pay practices.

         4. ANNUAL INCENTIVE COMPENSATION.

         (i) PARTICIPATION IN EXECUTIVE PERFORMANCE INCENTIVE PLAN. For each calendar year of the Employment Term, you will participate in the same incentive compensation plan as the other senior executives of the Company, and to the extent that you share financial performance criteria with those other executives under the plan, your required level of financial performance will be set at the same level as for those other executives. Actual payment levels under the incentive


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                  compensation program will be based on your achievement of
                  financial and management performance goals, with such goals to be established each year by the Company's Chief Executive Officer or Board of Directors, and payments will be made in accordance with the Employment Terms and subject to the conditions of the incentive plan then in effect for the senior executives of the Company.

         (ii) INCENTIVE TARGET. For each of the years ending December 31, 2001, and December 31, 2002, your annual incentive compensation has been targeted at 90% of your base salary.

         (iii) PAYMENT IN 2001. You will receive a payment of $200,000 in a single lump sum payment at such time as the other senior executives of the Company receive or would receive the payment of incentive compensation in 2001. It is anticipated that the Company will make such payment in mid-March, 2001. You will receive payment under this Section 4(iii) whether or not you are employed by the Company on the date that the Company would otherwise make payment unless your employment is terminated prior to payment pursuant to Section 10A [voluntary termination without good reason] or Section 10C [termination for cause].

         (iv) PAYMENT IN 2002. You will receive an incentive payment in 2002 (attributable to fiscal year 2001) equal to the greater of (a) $200,000, or (b) the amount otherwise payable under the terms of the incentive plan in effect with respect to 2001. The Company will make such payment in accordance with its usual practice for the payment of incentive compensation to senior executives; however, it is anticipated that the Company will make such payment in mid-March, 2002. You will receive payment under this Section 4(iv) whether or not you are employed by the Company on the date that the Company would otherwise make payment unless your employment is terminated prior to payment pursuant to Section 10A [voluntary termination without good reason] or Section 10C [termination for cause].

         (v) PAYMENT IN 2003. You will receive an incentive payment relating to performance in 2002, payable in 2003 in accordance with the usual practice under the incentive plan and in accordance with the terms and subject to the conditions of that plan (other than the condition for payment that you be actively employed by the Company on the date of payment); provided, however, that you are actively employed by the Company until the last day of the Employment Term.

         (vi) DISPUTES. In the event of any disagreement concerning whether incentive plan goals have been achieved and/or the percentage bonus to be awarded, the decision of the Company's Chief Executive Officer shall be final. If you believe that the decision of the Company's Chief Executive Officer has not been made in good faith, you may submit your position on the matter in writing to the Compensation Committee of the Company's Board of Directors, which will consider your position at its next regular meeting and revise the Chief Executive Officer's


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                  decision if it determines that revision is appropriate. The
                  Compensation Committee has full discretion to determine the issue and its determination will fully bind the parties.

         5. SIGNING BONUS. The Company will pay you $200,000 in a single lump sum no later than December 31, 2000.

         6. STOCK OPTIONS.

         (i) GENERAL. The Company will grant you so-called "non-qualified" stock options with respect to its common stock under the Company's 1994 Equity Incentive Plan (the 1994 plan and any subsequent successor plan in effect at a relevant time is referred to as the "Option Plan"). The form of option agreement evidencing the grants to you under this Section 6 is attached to this Agreement as EXHIBIT A. The terms of the Option Plan and any agreement under the Option Plan relating to the options will govern the exercise and all other matters relating to the options.

         (ii) INCEPTION OF EMPLOYMENT. Options will be granted to you under the Option Plan to acquire 150,000 shares of Reebok common stock, at $22.84/share, the market price of Reebok's common stock upon the closing of the market as of December 18, 2000, the Effective Date. These options will expire ten (10) years after the date of grant and will become ratably exercisable on each of your first, second, third and fourth anniversaries of your start date of employment.

         (iii) LATER GRANT. Options will be granted to you under the Option Plan to acquire an additional 150,000 shares of Reebok common stock, at the market price of Reebok's common stock upon the closing of the market as of the date of grant, at the time the Company grants stock options under the Option Plan to senior executives during the normal annual cycle of grants anticipated to occur at the end of 2001 or the beginning of 2002, provided that in the event that stock options are not granted to senior executives at such time, such options shall be granted to you no later than January 31, 2002. These options will expire ten (10) years after the date of grant and will become ratably exercisable over a four year period on the anniversary of the date of grant.

         7. FRINGE BENEFITS AND BUSINESS RELATED EXPENSES.

         (i) GENERAL. You will be eligible to participate in or receive benefits under any pension plan, 401(k) savings plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Company to senior executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, you will not be eligible to participate in the Reebok International Ltd. Severance Policy during the Employment Term except to the extent provided in Section 11E below.


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         (ii)     PERSONAL ALLOWANCE. In addition, the Company will provide to you during your employment a personal allowance of $2,500 per month to be used in your discretion.

         (iii) MOVING AND TRANSITION LIVING EXPENSES. The Company will pay your moving expenses from your current home and transition living expenses for you, your spouse and children through the end of January, 2001, in accordance with the Company's relocation policy for senior executives.

         (iv) EXPENSES. The Company will promptly reimburse you for the reasonable and necessary business expenses incurred by you in the performance of the duties under this Agreement in accordance with its customary practices applicable to senior executives, provided that such expenses are incurred and accounted for in accordance with the Company's policy.

         8. VACATION. You will be entitled to vacation in accordance with normal Reebok policy for senior executives, with any additional amount to be determined by the Company's Chief Executive Officer.

         9. CONFIDENTIALITY, NON-COMPETITION AND CODE OF CONDUCT.

         (i) GENERAL. During the Employment Term and thereafter you will be subject to the terms and conditions of each of the following agreements as modified pursuant to Section 9(ii) below: the standard Reebok Employee Agreement attached hereto as EXHIBIT B (the "Employee Agreement"); the standard Reebok Non-Competition Agreement attached hereto as EXHIBIT C (the "Non-Competition Agreement"); and the Reebok Code of Conduct attached hereto as EXHIBIT D (the "Code of Conduct"). The Employee Agreement, Non-Competition Agreement, and the Code of Conduct, as modified by this Agreement, will continue in effect after the termination of your employment with the Company.

         (ii)     ANCILLARY AGREEMENT MODIFICATIONS.

                  (a) EMPLOYEE AGREEMENT [EXHIBIT B]. The Employee Agreement attached hereto as Exhibit B is modified as follows:

                           (I) Section 5 of the Employee Agreement is modified by adding a new second sentence to read as follows: "Notwithstanding the preceding sentence, in no event will I hold any equity or other interest of any kind in Nike, Adidas, Timberland, L.A. Gear, K Swiss, Puma, Stride Rite, New Balance and Converse or their affiliates."

                           (II) Section 7 of the Employee Agreement is deleted and Section 2 of this Agreement is substituted therefor.


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                  (b)      NON-COMPETITION AGREEMENT [EXHIBIT C]. The
                           Non-Competition Agreement attached hereto as Exhibit C is modified by adding the following new sentence at the end of Section I.A. to read as follows:
                           "Notwithstanding the preceding sentence, you may invest in 1% or less of the equity securities of any publicly traded company; provided, however, that in no event will you hold any equity or other interest of any kind in Nike, Adidas, Timberland, L.A. Gear, K Swiss, Puma, Stride Rite, New Balance and Converse or their affiliates."

                  (c) CODE OF CONDUCT [EXHIBIT D]. The Code of Conduct attached hereto as Exhibit D is modified as follows:

                           (I) The second paragraph of the section entitled "Investments in or Affiliations with Suppliers, Customers or Competitors" under "Conflicts of Interest" is modified to read as follows: "Generally, ownership interests of less than 1% of the equity or other securities of a publicly traded corporation will not be considered to create a conflict. However, employees should not hold any ownership or other interest in the following competitors of Reebok or their affiliates:
                                    Nike, Adidas, Timberland, L.A. Gear, K
                                    Swiss, Puma, Stride Rite, and New Balance.
                                    From time to time, the Company may
                                    distribute an updated list of some of our competitors for whom any stock ownership would be prohibited."

                           (II) The last paragraph of the Code of Conduct is modified by adding the following new sentence at the end thereof to read as follows: Notwithstanding the foregoing, your employment shall be subject to the terms and conditions of any written employment agreement in effect between you and the Company.

         10. EMPLOYMENT TERMINATION. Notwithstanding the provisions of Section 2 above, your employment under this Agreement may be terminated prior to the end of the Employment Term in any of the following cases:

         A. VOLUNTARY TERMINATION WITHOUT GOOD REASON. You may terminate your employment under this Agreement, without "good reason," upon ninety
         (90) days prior written notice to the Company. Such written notice will set forth the date your employment ends.

         B. VOLUNTARY TERMINATION WITH GOOD REASON. You may terminate your employment under this Agreement with "good reason" upon fourteen (14) days prior written notice to the Company; provided, however, that you must first provide written notice of the "good reason" to the Company, and the Company must fail to cure such "good reason" within thirty (30) days after the date on which you give written notice of such "good reason." For purposes of this Agreement, "good reason" will mean the occurrence of any of the following:


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         (i)      A material diminution in the overall level of your
                  responsibilities or authority, except in connection with the cessation of your employment by death, or by the Company for cause or your incapacity, as defined in Section 10E, or by you other than for "good reason."

         (ii) The failure by the Company to pay you when due any material amount of your current compensation or any material amount of your compensation payable under any plan, agreement or arrangement of or with the Company, within ten (10) days after you make written demand for such amount.

         (iii) The failure of the Company to maintain your relative level of coverage under the Company's employee benefit, incentive compensation, or material fringe benefit plans, policies, practices, or arrangements in which you participate, both in terms of the amount and timing of benefits provided and the relative level of your participation. For this purpose, the Company may eliminate and/or modify existing employee benefit, incentive compensation, retirement, or material fringe benefit plans, policies, practices, or arrangements and coverage levels on a consistent and non-discriminatory basis applicable to all such executives; provided, however, that your level of coverage under all such programs must be at least as great as is such coverage provided to employees who have the same or lesser levels of reporting responsibilities within the Company's organization.

         C. CAUSE. The Company may terminate your employment under this Agreement for cause, upon written notice to you. For purposes of this Agreement, "cause" will mean:

         (i) fraud, embezzlement, or other intentional misappropriation from the Company or an affiliate thereof;

         (ii) your conviction of a felony or a misdemeanor involving moral turpitude;

         (iii) any other conduct on your part involving fraud, gross negligence or willful misconduct, or other action which materially damages the reputation of the Company or an affiliate thereof; or

         (iv) your default of any material obligations under this Agreement, provided, however, that the Company must first provide written notice of the default to you, and you must fail to cure such default within thirty (30) days after the date on which the Company gives you written notice of such default.

         It is understood and agreed that a failure to achieve financial or other business results is not a basis for a "for cause" termination. No termination of your employment for cause shall be deemed to have occurred unless you have been given notice of the reason therefore including the allegations which may constitute reason for such termination and after (a) you have been provided an opportunity to be heard by the Board of Directors of the Company or the Executive Committee thereof, and (b) such decision has been upheld by the Board or Executive Committee.


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         D. DEATH. Your employment will terminate immediately upon your death, subject to the payment obligations set forth in Section 11B below.

         E. INCAPACITY. Upon written notice to you, the Company may terminate your employment under this Agreement in the event of your incapacity, subject, however, to any legal obligations that mandate continued employment. For purposes of this Agreement, "incapacity" will mean such incapacity or disability as would qualify you for long-term disability coverage under the Company's long-term disability insurance plan.

         F. OTHER REASONS. Subject to the terms of Section 11B, the Company may terminate your employment for any reason, upon written notice to you stating the date of termination.

         11. PAYMENT OBLIGATION IN THE EVENT OF TERMINATION. In the event of any termination pursuant to Section 10, Reebok shall have the following payment obligations:

         A. VOLUNTARY TERMINATION WITHOUT GOOD REASON AND TERMINATION FOR CAUSE. In the event your employment is terminated pursuant to Section 10A [voluntary termination without good reason] or Section 10C [termination for cause],

         (i) Your right to receive compensation under this Agreement shall cease as of the effective date of such termination.

         (ii) The Company shall pay the following amounts to you: any accrued but unpaid base salary for services rendered to the date of termination; any accrued but unpaid expenses required to be reimbursed and any vacation accrued to the date of termination.

         (iii) Except as may be provided under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to the you at the time of your termination or resignation of employment prior to the end of the Employment Term, you shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

         B. TERMINATION FOR DEATH OR INCAPACITY. In the event of your employment is terminated pursuant to Section 10D [death] or Section 10E [incapacity], you will be entitled (i) to payment of your base salary only until the last day of your employment and (ii) to any payment as stated in Sections 4(iii), 4(iv), and 5 that the Company has not yet made, and no further payments of any kind will be due you from the Company. However, upon termination of your employment because of death or upon termination of your employment because of disability, as defined in the Option Plan, all outstanding stock options will become immediately exercisable pursuant to the provisions of the Option Plan. Additionally, you or your beneficiaries will be entitled to receive any benefits that are payable with respect to your termination of employment under the terms of any pension or profit-sharing plan, or life insurance or disability plan of the Company in


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         which you participated before your employment ended; you will, however, not be entitled to receive any benefit under any severance plan, arrangement or agreement of the Company other than the payments from the Company described in this Section 11B.

         C. TERMINATION UNDER SECTIONS 10B OR 10F. In the event that you terminate your employment under this Agreement with "good reason" pursuant to Section 10B, or the Company terminates your employment for any reason under Section 10F, including without cause as cause is defined in Section 10C, you will be entitled to the following:

         (i) to collect your base salary at the times and in the amounts that would have been paid had you remained in the employ of the Company for the balance of the Employment Term,

         (ii) to receive any payment as stated in Sections 4(iii), 4(iv), and 5 that the Company has not yet made, and

         (iii) provided that you and your qualifying beneficiaries timely elect so-called COBRA continuation coverage, the Company will pay for the cost for you and of your qualified beneficiaries that timely elect continuation coverage of continuing any Company-provided medical coverage in effect for you and your family as of the date of termination under so-called COBRA continuation coverage until such date as you become eligible for or receive other medical coverage, but in no event any longer than eighteen (18) months following the date of termination.

         The foregoing payments and benefits will be contingent upon your execution of a general release and such other documents in a form acceptable to the Company, and will be in lieu of payments and other benefits, if any, to which you may be entitled under any other severance agreement or severance plan or arrangement of the Company except as otherwise provided in Section 11E below.

         D. NO MITIGATION. Payments provided by the Company pursuant to Sections 11A, B and C will not be subject to mitigation.

         E. ADDITIONAL SEVERANCE BENEFITS. In the event that, on or after July 1, 2002 and prior to the end of the Employment Term, you terminate your employment under this Agreement with "good reason" pursuant to Section 10B, or the Company terminates your employment for any reason under
         Section 10F, including without cause as cause is defined in Section 10C, you will be eligible to receive severance benefits under the Reebok International Ltd. Severance Policy (U.S. Employees) (the "Severance Policy") subject to the terms and conditions set forth in the Severance Policy as modified by this Section 11E as follows:

         (i) Your employment will be considered to have been terminated involuntarily for purposes of applying the terms of the Severance Policy if you terminate your employment for "good reason."


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         (ii)     The pay continuation period under the Severance Policy will be
                  52 weeks, provided that the pay continuation period under the Severance Policy shall be (I) reduced by the number of weeks of continuation of base salary payable to you under Section 11C(i) above and (II) reduced in accordance with the new employment provisions of the Severance Policy.

         12. MISCELLANEOUS

         (i) SUCCESSORS, ASSIGNS, AMENDMENT, ETC. This Agreement shall be binding upon and shall inure to the benefit of Reebok and its successors and assigns. Unless such assumption would otherwise occur by operation of law, the Company shall not enter into any agreement for the merger, consolidation, restructuring, sale of assets or other reorganization of the Company, without providing for the express assumption of this Agreement by the Company's successor. This Agreement shall be binding upon you and shall inure to the benefit of your heirs, executors, administrators and legal representatives, but shall not be assignable by you. This Agreement may be amended or altered only by the written agreement of Reebok and you.

         (ii) NOTICE. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by certified mail, postage prepaid, addressed as follows: If to Reebok, to General Counsel, Reebok International Ltd., 1895 J. W. Foster Boulevard, Canton, MA 02021, or to such other address as may have been furnished to you in writing as herein provided; or, if to you, to the address set forth above, or to such other address as may have been furnished to Reebok by you as herein provided in writing and with a copy to: Michael S. Mullman, Esq., Blank Rome Tenzer Greenblatt LLP, 405 Lexington Avenue, New York, NY 10174-0208. Any notice or other communication so addressed and so mailed shall be deemed to have been given three days after said mailing.

         (iii) APPLICABLE LAW. This Agreement has been executed and delivered by both parties in the Commonwealth of Massachusetts and shall be governed by the internal law of the Commonwealth of Massachusetts without reference to its choice of law rules or to any rule of any jurisdiction which would cause the rule of another jurisdiction to apply. The venue of any action relating to this Agreement will be the state and federal courts located in the Commonwealth of Massachusetts. Respecting any such action, the parties waive any right they may have (i) to contest venue on the ground of inconvenient forum and (ii) to have such action heard before a jury or an advisory jury.

         (iv) SEVERABILITY. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions hereof shall continue to be enforceable to the full extent allowable by any court of competent jurisdiction, as if such offending provision had not been a part of this Agreement.


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         (v)      WITHHOLDING. The Company may or may cause any federal, state or local income, withholding, employment or other tax to be withheld from payments hereunder.

         (vi) HEADINGS; CONSTRUCTION. Section headings are for convenience of reference only and do not form part of the text of this Agreement. Whenever the context requires, the singular will include the plural and vice versa.

         (vii) WAIVER. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         (viii) ENTIRE AGREEMENT. This Agreement, constitutes the entire agreement between the parties concerning its subject matter, and supersedes any and all prior agreements, understandings, warranties or representations between the parties other than the agreements specifically referred to in this Agreement.

         (ix) LEGAL FEES. The Company will promptly reimburse you for reasonable and customary legal fees and expenses incurred by you in connection with the negotiation of this Agreement up to a maximum of $7,500. In addition, the Company will promptly reimburse you for reasonable and customary legal fees incurred by you in connection with efforts to enforce the provisions of this Agreement (provided such efforts result in your recovery of any sum from the Company, whether through court award or settlement).

         (x) INDEMNIFICATION. The Company will indemnify and hold you harmless to the extent permitted by the Company's certificate of incorporation, by-laws or resolutions of the Company's Board of Directors against all liability, expense or loss (including reasonable attorneys's fees and penalties) incurred by you by reason of the fact that you are or were a director or officer of the Company acting within the scope of your duties and authorities.

         (xi) BACKGROUND CHECK. This Agreement, and the parties' obligations hereunder, are contingent upon Reebok's satisfaction with the results of a background check to which you hereby consent. It is expected that the background check will be completed by December 27, 2000, and Reebok will communicate to you whether it is satisfied with its results by no later than December 31, 2000.

         (xii) COUNTERPARTS. This Agreement my be executed in any number of counterparts, each of which will be considered an original and such counterparts will together be one agreement.

         If you accept and agree to the foregoing, please signify by signing the enclosed counterpart of this letter in the space provided for that purpose at the foot thereof and delivering the signed counterpart to me, whereupon this letter will become a binding agreement between you and the Company as of the date first above written.


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
[REEBOK LOGO]


                                    Very truly yours,

                                    REEBOK INTERNATIONAL LTD.


                                              By: /s/ James R. Jones III
                                                 -------------------------------
                                                 James R. Jones III
                                                 Senior Vice President and Chief
                                                 Human Resources Officer


Accepted and agreed to as of this 27th day of December, 2000:

/s/ Jay Margolis
---------------------------------
Jay Margolis


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